Exhibit 21.1

Beasley Broadcast Group, Inc.

Subsidiaries

(State of incorporation)

Beasley Mezzanine Holdings, LLC (DE)

    Beasley Media Group, LLC (DE)

        Beasley Media Group Licenses, LLC (DE)

        OutlawsXP, Inc. (DE)